EXHIBIT 99.1

                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                         Media and Public Affairs: Susan Spratlen (972) 444-9001

                  Pioneer's Fain Gas Plant Shut In Due to Fire
                              No Injuries Sustained

Dallas, Texas, May 17, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that on Sunday, May 15, a mechanical failure occurred in the inlet area of the Fain Gas Plant resulting in a fire. There were no injuries associated with the incident.

Pioneer maintains an Emergency Response Action Plan that is followed in the industry and that meets all governmental requirements. This plan insures that personnel are trained and prepared to respond to an incident such as this.

Pioneer's Fain Gas Plant is located in the Texas Panhandle, 25 miles north of Amarillo. It is the primary processing facility for Pioneer's gas production from its West Panhandle gas field. The Company is in the process of inspecting the plant and assessing damage to the facilities. Based upon a preliminary review, Pioneer believes the plant can be restored within 60 to 90 days. In the meantime, Pioneer is exploring alternate marketing arrangements to redirect volumes processed at the plant. Prior to the incident, the Company was producing approximately 17,000 barrels oil equivalent per day from the West Panhandle Field.

Pioneer is insured on the physical damage to the plant and maintains business interruption insurance to limit the impact of production interruptions extending beyond 30 days.

The Company will provide an update as additional information becomes available.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, Nigeria, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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